Filed pursuant to Rule 433
Dated February 5, 2024

Relating to
Preliminary Pricing Supplement No. 916 dated February 5, 2024 to
Registration Statement No. 333-275587
Global Medium-Term Notes, Series F
Fixed Rate Reset Subordinated Notes Due 2039

Issuer:	Morgan Stanley
Principal Amount:	$1,500,000,000
Maturity Date:	February 7, 2039
Trade Date:	February 5, 2024
Original Issue Date (Settlement):	February 7, 2024 (T+2)
Interest Accrual Date:	February 7, 2024
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	$1,493,250,000
Initial Fixed Rate Period:	From and including the Original Issue Date to but excluding the Interest Reset Date
Interest Reset Date:	February 7, 2034
Subsequent Fixed Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date
Interest Rate:
The Interest Rate will reset once during the term of the notes and will be as follows: During the Initial Fixed Rate Period, 5.942% per annum; during the Subsequent Fixed Rate Period, the Base Rate plus 1.800% (to be determined by the Calculation Agent on the Reset Determination Date)

Reset Determination Date:	The second Business Day prior to the Interest Reset Date
Base Rate:	Constant Maturity Treasury Rate, as described in the below-referenced preliminary pricing supplement
Spread (Plus or Minus):	Plus 1.800%
Index Maturity:	Five years
Index Currency:	U.S. Dollars
Interest Payment Periods:	Semiannual
Interest Payment Dates:	Each February 7 and August 7, commencing August 7, 2024 to and including the Maturity Date.
Reporting Service:	Bloomberg (Page H15T5Y <Index>)
Day Count Convention:	30/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, (i) in whole but not in part, on February 7, 2034, or (ii) in whole at any time or in part from time to time, on or after August 7, 2038, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such notes to but excluding the redemption date. See “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y FM2
ISIN:	US61747YFM21
Issuer’s Subordinated Debt Ratings*:	Baa1 (Moody’s) / BBB+ (Standard & Poor’s) / A- (Fitch) / A (DBRS) (Stable / Stable / Stable / Stable)

Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.
Preliminary Pricing Supplement No. 916 dated February 5, 2024
Prospectus Supplement dated November 16, 2023
Prospectus dated November 16, 2023

No EEA PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the United Kingdom.